Native American Energy Group: January 2017 Update

FRESH MEADOWS, NY -- (Marketwired - January 26, 2017) - Native American Energy Group, Inc. (OTC PINK: NAGP) (the "Company") announced that it has taken additional steps to ensure that current and prospective investors will have access to up-to-date periodic reports of the Company -- up to and including the Form 10-Q Quarterly Report for its fiscal first quarter ending March 31, 2017 (the "2017 Q1 Form 10-Q"), by/on May 15th, 2017 (the "filing date") when NAGP will resume financial reporting.

CEO Joseph G. D'Arrigo was mindful to confirm for stockholders that Native American Energy Group has taken these several deliberate steps to cure deficiencies, ensure that current and prospective investors have access to the periodic reports of the Company and to ensure future compliance, stating that "The Company's auditors have now been paid in advance for a large portion of the missing periods and will next week be paid in-full through the December 2016 audit and also up to and including, the January-March 2017 quarter, as well, which is intended to ensure future compliance." Mr. D'Arrigo has also called a board meeting to be held in London, UK with NAGP's financial partners during the first full week in February to finalize the required data. The Company is working diligently in this respect.

As to how realistic is this filing date considering the sheer volume of financial statements being prepared to bring everything current, firstly, there are no foreseeable scheduling conflicts with professional service providers, and the Company's senior management emphasized, in this report, that the entire matter of regaining compliance with all SEC filing requirements, which would include filing an audited Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the "2016 Form 10-K"), now simply depends on how soon the Company's principal accountant, MaloneBailey, LLP ("MaloneBailey") receives all of the financial information in the proper format from the Company.

According to Native American Energy Group's CEO, Joseph D'Arrigo, "MaloneBailey, having been sufficiently compensated for the inclusive period, could possibly find the readiness to have all of NAGP'S periodic reports prepared for us to submit to the U.S. Securities and Exchange Commission in succession as early as the next regulatory due date, March 31st, 2017, starting with the '2013 Form 10-K' and leaving the 2017 Q1 Form 10-Q to be filed separately on the later due date on its own." This would result in NAGP being considered current as soon as March 31st and then able to resume its regular reporting schedule. That will be left up to the auditors.

About Native American Energy Group, Inc.

Native American Energy Group, Inc. is a New York-based, energy resource development and management company.

Forward Looking Information: This release contains descriptions of the Company's expectations regarding future business activities. The Company's expectation regarding the timing of the filing of the 2016 Form 10-K as well as a Form 10-K and 10-Q for the referenced delinquent periods are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, and actual events may differ from those contemplated by these statements.

Contact Information:
Richard Ross
Chief Communications Officer
Native American Energy Group, Inc.
+1 (718) 408-2323